EXHIBIT 10.4


                 Professional Services Agreement-Mark S. Pierce


March 31, 1999


Mr. Richard Gregory, President
Cassco Capital Corporation
1999 Broadway, Ste. 3235
Denver, CO 80202


Re: General Corporate Representation

Dear Mr. Gregory:

This letter sets forth an agreement between myself and your company, Cassco Capital Corporation, a Delaware corporation (Company), regarding my representation of the entity as general counsel, with my first responsibilities under this contract being the assistance of management in the preparation and filing of all forms required by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amaned, for the purpose of brining the Company current. Please be advised that I cannot guarantee the results of my efforts.

The nature, character and amount of my fees are determined in accordance with Canon 2 of the Code of Professional Responsibility adopted by the Colorado Supreme Court. I am registered to practice only in Colorado and maintain my principal offices there, residing in Arizona only during the winter months, and I do not maintain an office there. My fees, retainer and payment policies are based upon (I) the time and labor required, the novelty and difficulty of the issues involved, and the skill required to perform the legal service properly;
(ii) the degree of risk, amount of money involved and benefits resulting to the Company from such legal services; (iii) the time limitations imposed by the Company or by the circumstances; (iv) the contingency or the certainty of my compensation and (v) whether my services are for a new client or for an established and consistent client.

My time is accrued in one-tenth (1/10) hour increments at rates which are influenced by the factors outlined above. My hourly rate is $225 (U.S.) and is subject to change upon 30 days' prior, written notice. The rates charged vary from $35 (U.S.) to $55 (U.S.) for law clerks' and paralegals' time. In addition, the Company is responsible for other costs and expenses relating to this representation, including, but not limited to, state and federal filing fees, printing costs, travel expenses, long distance charges, and reproduction and copying costs. Our agreement is that I will bill the Company in full at my hourly rate, with the option on my part of acquiring common stock of the Company for all or any part of my fees and costs at the market price for the stock at the date of this agreement.

My invoices reflect the services rendered, are mailed once a month, are due and payable upon presentation thereof and itemize the nature of the legal services rendered throughout the month. Statements which remain unpaid for more than 30 days from the date thereof are subject to interest on the outstanding overdue amount in accordance with the Colorado Bar Association's Ethics Opinion Y. The interest charge is equal to one and one-half percent (1-1/2%) per month on the overdue balance, which equals eighteen percent (18%) per annum.

I will make every effort to comply with the time schedules which you may give me. The attainment of your goals, however, requires the Company's cooperation. Any difficulties in developing information and completing the required documents will result in delays.


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If you have any questions about an invoice, please call me immediately. I want you to be satisfied with the terms of my representation, both now and in the future. It is my custom to keep my clients informed as to the status of all matters entrusted to me. In that regards, I will furnish you with information concerning the work which I have performed on the Company's behalf and the progress I am making in connection with the matters which you entrust with me. I welcome your inquiries.

I look forward to working with you and the other members of the Company, and also to having your assistance and ideas. Please remember, however, that I represent only the Company. Once again, thank you for the opportunity to be of service.


Yours very truly,


/s/ Mark S. Pierce
------------------
Mark S. Pierce


If this agreement correctly sets forth our mutual understanding, please execute, date and return an original for my files.

READ AND ACCEPTED this 31st day of March, 1999.

CASSCO CAPITAL CORPORATION


By: /s/ Richard J. Gregory
--------------------------
Richard J. Gregory, President